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EXHIBIT 99.1

                                                       VORNADO OPERATING COMPANY
                                                           210 Route 4 East
                                                           Paramus, NJ 07652



CONTACT: JOSEPH MACNOW
         (201) 587-7721

FOR IMMEDIATE RELEASE - December 29, 2004

                         VORNADO OPERATING COMPANY FILES
                           CERTIFICATE OF DISSOLUTION

PARAMUS, NEW JERSEY...VORNADO OPERATING COMPANY (OTC BB: VOOC) announced that it has filed a Certificate of Dissolution to dissolve, and has closed its stock transfer books. Previously, VOOC had announced that it expected to pay a liquidating cash distribution of approximately $2.85 per share upon approval of the settlement of a litigation in Delaware. That distribution was expected to consist of approximately $2.00 per share from the assets of VOOC and approximately $0.85 per share as a result of the settlement. The settlement hearing took place yesterday at which the judge determined to postpone his decision until mid-January of 2005. Accordingly, VOOC's exchange agent will pay a liquidating cash distribution of $2.00 per share to stockholders upon surrender of their stock certificates and delivery to the exchange agent of any other required documentation. The exchange agent is mailing instructions for surrendering certificates to stockholders and recommends they take no action until they have received and read those instructions. If the settlement is approved in mid-January, VOOC expects to distribute the settlement proceeds less the then applicable litigation expenses promptly thereafter.

Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vornado Operating Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

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